Exhibit 99.1

                Southwest Water Company Declares Cash Dividends

    LOS ANGELES--(BUSINESS WIRE)--Feb. 28, 2007--Southwest Water Company (NASDAQ:SWWC) today announced quarterly cash dividends of $0.0576 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on April 20, 2007 to stockholders of record as of March 30, 2007.

    Southwest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim
             Director of Corp. Communications
             213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com